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                                                                     EXHIBIT 21


         Producers Service, Incorporated, a corporation organized under the laws of the State of Kansas, is the Company's sole subsidiary.

         In January 1999, the Company sold all of the stock of Performance Petroleum Corporation, Pacific Osage, Inc. and United States Gas Gathering Co., Inc.